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                                                                    Exhibit 99.b

                                                                            News

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Post Office Box 871                     Tulsa, OK 74102-0871

For Immediate Release: August 28, 2000

Contact: Weldon Watson, (918) 588-7158



                         KYLE NAMED ONEOK CHAIRMAN, CEO


     Tulsa, Oklahoma - The board of directors of ONEOK, Inc., (NYSE:OKE) today elected David Kyle as ONEOK's chairman and CEO. He will also retain his position as the company's president. Kyle, 47, succeeds Larry Brummett, who died last week of cancer.

   Kyle began his career with what is now ONEOK's Oklahoma Natural Gas Company Division in 1974. He served in a variety of capacities and in 1994 he was named president of ONG, and was named to the ONEOK Board of Directors in August 1995. In October 1997, he was named to his present position as president and chief operating officer of ONEOK.

   A native of Wichita, KS, Kyle received a B.S. degree in Industrial Engineering and Management from Oklahoma State University (OSU) in 1974, and earned his MBA at the University of Tulsa in 1987. He is also a 1992 graduate of the Advanced Management Program at Harvard Business School.

     Kyle is active in numerous business, professional, and community organizations.

     ONEOK, Inc., is an energy company involved in natural gas production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

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